SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Matthew Peltz

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

The following material was published on Trian Fund Management, L.P.’s (“Trian”) website, www.RestoretheMagic.com (the “Website”). From time to time, Trian or its fellow participants in the proxy solicitation may publish the material, or portions thereof, on its Twitter, LinkedIn, Facebook, Instagram and YouTube pages and various other social media channels relating to The Walt Disney Company (the “Company”), and they may otherwise from time to time distribute the material or portions thereof.



Third Party Perspectives[1]

CEOS & DIRECTORS MEDIA & ANALYSTS

CEOs & Directors

Trian has a long track record of highly collaborative engagement with management and boards. Here's what some CEOs and Directors that we have worked with say about Nelson and other partners at Trian:

Thomas Rogers (Founder of CNBC + Executive Chairman at Engine Gaming & Media)

"Well, Disney has a boatload of problems, so the idea that it's on the right course right now is obviously easily challenged. Nelson Peltz has a hell of a track record... I think he and Iger agree in certain respects – it was a failed succession plan, Disney needs to cut costs, and Disney lost its way..."

"I think the issue here is that Disney has kind of been kicking the can down on the road on its biggest issues...you have Iger himself saying its core business is on the precipice and who knows when it's going to be pushed off – that sounds like a crisis."

Source: *Squawk Box* dated January 12, 2023

Unilever

Investment: 2022 – Present

Nils Anderson (Chair of Unilever from 2019 – Present)

"I was personally really happy to welcome [Nelson] on the board, and I have not been disappointed and I think neither has the rest of the board. He is constructive, he is very insightful and of course brings a lot of analytical firepower… I have a lot of respect for his points of view…"

Source: *Unilever Investor Event 2022* dated December 10, 2022

"We are pleased to be welcoming Nelson to the Unilever Board. We have held extensive and constructive discussions with him and the Trian team and believe that Nelson's experience in the global consumer goods industry will be of value to Unilever as we continue to drive the performance of our business. We look forward to working closely together to create long term sustainable value for our shareholders and wider stakeholders."

Source: *Unilever Press Release* dated May 31, 2022

P&G

Investment: 2016 – 2022

David S. Taylor (Former Chairman of the Board, President and CEO of The Procter & Gamble Company from 2015 – 2022)

"From day one, Nelson has been a focused, collaborative member of P&G's Board. Working in concert, Nelson and the Board have constructively provided perspective and expertise to help me and P&G's senior leaders navigate a challenging external environment and maintain long-term competitive advantage for the benefit of many stakeholders. I'm grateful for his service and the collaborative partnership we've developed over the past few years and wish Nelson and the Trian team the best in future endeavors."

Source: *P&G Press Release* dated August 5, 2021

Mondelēz International

Investment: 2016 – 2022

Irene Rosenfeld (CEO of Mondelēz from 2007 – 2017)

"Nelson Peltz… is a knowledgeable director, an experienced operator and, as a member of our board, is fully informed about our business. Since joining our Board in January 2014, Nelson has been a constructive participant in Mondelēz International's board processes. My management team and I have engaged often and productively with the Trian team and appreciate their insights on strategy, operations and investor reactions to various issues. They do their homework and, along with the other members of our board, ask the tough questions to understand our company, and develop ideas to help grow the business and create sustainable long-term value."

Source: *Trian Highlights Widespread Third-Party Support for Nelson Peltz Throughout Proxy Contest for Procter & Gamble's Future* dated October 16, 2017

Investment: 2006-2013

Five Alumni of the Heinz Board who served as directors alongside Nelson Peltz for the entirety of his Board tenure from 2006 – 2013

"Like [Procter & Gamble], Heinz was a proud company with a history that went back more than 100 years prior to Nelson's arrival. We can say without a doubt that Nelson's presence was additive to the Heinz Board."

Source: *Letter to the P&G Directors from Five Alumni of the Heinz Board who served as directors alongside Nelson Peltz* dated September 27, 2017

Bill Johnson (CEO of Heinz from 1998 – 2013)

"I said to another CEO... who had called me and inquired about Nelson, that if I were to form the board today, Nelson would be one of the first Directors I'd ask to serve because he is an insightful, communicative, enthusiastic, energetic and available Director."

Source: *CEO Magazine* dated March 2008

Media & Analysts

Media and research analysts have criticized Disney's recent performance and leadership, and in some cases, voiced early support for Trian. Here is what some of them have said:

BARRON'S

Lawrence Strauss (Senior Writer)

"Facing a swirl of corporate pressures, Disney appears to have abandoned its dividend now....Disney's dividend appears to be a casualty of a balance sheet that has become an albatross."

Source: *Disney's Dividend Won't Be Coming Back Any Time Soon* dated January 20, 2023

REUTERS

Jennifer Saba (Reporter)

"Two-Bob premium. Walt Disney's poor succession planning is costing its shareholders twice over. The entertainment giant has earmarked around $60 million in pay and severance for former Chief Executive Bob Chapek and his replacement Bob Iger… It's a princely sum, at odds with a dysfunctional kingdom."

"Disney's challenges jar with its generosity. Iger, as former chairman, is partly to blame for the unnecessarily abrupt changing of the guard that saw Chapek come and then go."

Source: *Disney investors pay twice for half-leadership* dated January 18, 2023

"Iger has agreed to leave after two years, but his track record suggests he has super glue on his shoes… He's back now… But only because he didn't do a great job of lining up a replacement."

Source: *Will Disney's real activist please stand up?* dated January 13, 2023

"It's sadly fitting that Walt Disney persists with Mickey Mouse corporate governance…Parker, who has been a director at Disney since 2016, was around for all of it. It makes him an odd choice to put in charge of rectifying the mismanaged transition in which he played a role."

"Given the many challenges, Parker will be spreading himself thin. Only a handful of executives, including 91-year-old Rupert Murdoch at Fox and News Corp, chair two S&P 500 companies, according to Equilar. Unless Parker plans to step down at Nike… shareholders of both companies may get short-changed. At Disney, they're getting all too used to it."

Source: *At Walt Disney, the G in ESG stands for goofy* dated January 11, 2023

"Keeping [Bob Iger] on point is going to require a stronger board… The worry is that Iger will drag his feet again, and no one is around to hurry him along. Eight out of 11 directors – excluding Iger – were appointed during Iger's first term as the company's leader… A refresh gives Disney its best shot at finally finding the next big cheese to take over the House of Mouse."

Source: *Disney's board needs some magic* dated December 6, 2022

"When Iger stepped down in 2020, his timing looked impeccable. It was weeks before the pandemic took hold, slamming the company's theme parks business. Iger launched Disney's streaming initiative, but he left just before the fanfare wore off and competition set in. Meantime, his $71 billion acquisition of Fox's entertainment assets in 2019 left the company saddled with nearly $50 billion of debt."

Source: *Disney offers an Iger solution to an Iger problem* dated November 21, 2022

13D Monitor

Ken Squire (Founder)

"First, Peltz would be the only director on the 12 person board who is a major shareholder and it is beneficial to have a shareholder on the board, especially during a time of CEO succession. Second, Nelson Peltz is a long-term investor, particularly when he takes a board seat...Third, CEO succession is possibly the most important thing a board does... So, the shareholders would definitely be comforted by having someone like Peltz join the board for this decision."

"The only power Peltz has is the same power he has every other time he takes a lone board seat – the power of persuasion.... Are they really worried about Nelson Peltz running over Mary Barra, the CEO of GM, or Mark Parker, the Executive Chairman of Nike, or Safra Catz, the CEO of Oracle. No, any argument that persuades this board is an argument well earned. Nelson is a new, experienced voice with a shareholder perspective. Why fight this?"

Source: *"All it Takes is Faith and Trust."- Peter Pan* dated January 17, 2023

"A strong board with a strong CEO, who is admittedly a short-term CEO, should not have a problem with an experienced shareholder in the room who might have an unpopular opinion. In fact, they should welcome it.... of course, [Nelson Peltz] should be on the board of Disney. He is a large shareholder with a strong track record of creating value through operational, strategic, and capital allocation decisions... he will be the most prepared and valuable board member when it comes to doing the financial analysis on the various strategic and capital allocation opportunities available to Disney....my 10-year-old and 12-year-old have a small amount of shares...we will be voting for Nelson."

Source: *A battle between Disney and activist Peltz brews. Here's how the situation may unfold* dated January 14, 2023

ROSENBLATT
SECURITIES

Barton Crockett (Senior Internet Media Analyst)

"Peltz's push — despite the Disney board's objections — has merit, and could help Disney shares... given recent potholes — including aborted CEO transitions from Iger to Tom Staggs and Bob Chapek, mounting evidence of overpayment for the merger with Fox, and a P&L stressed by big DTC losses and big theme parks price hikes — investors, we believe, would appreciate additional assurance that past problems won't repeat. Peltz — with a change-maker history at targets including P&G, Heinz, and Wendy's– could provide a measure of that."

"...the fact of the matter is that Disney's repeated succession failures with Iger probably argue for a new set of eyes in the boardroom, as does the rising evidence of subpar sustained earnings contribution from the $71 billion acquisition of Fox entertainment assets and big losses in streaming. Having Peltz on the board would probably make Disney investors more confident that these challenges can be addressed well."

Source: *DIS: Peltz Push Has Merit* report dated January 12, 2023

Jim Cramer (Reporter)

"I think Disney has shown little accountability. It seems the Board of Directors has had very little oversight, dramatically failing in its role as a good steward of [shareholder] capital. The [current] Disney Board fits every criteria of a board that's been way too laissez-faire and too negligent – that has to end."

Source: *Mad Money* dated January 13, 2023

"[Disney] has not done a good job, it's canceled its dividend, it's lost billions squandering a stunning amount of shareholder money.... some chief executives don't seem to recognize that they're accountable to anyone. some boards don't think so either now."

"Trian Partners as long as [Nelson is] on the board the company tends to outperform the S&P 500 by nine percentage points in any given year. The CEOs of the companies he has helped have given him glowing testimonials...he's helped increase investments to drive sales growth and market share performance, reduce cost and overhead and optimize capital allocation decisions – all of which are things that Disney could use..."

"I don't understand why Disney wouldn't eagerly welcome basically free advice from someone with a tremendous track record when [Nelson is] on the board. I've done my own reporting on this and found many directors who serve with him say the same thing – he's helpful, not disruptive..."

CNBC

Source: *Mad Money* dated January 12, 2023

"Bob Iger is back as Disney CEO. But Iger wrecked the company's balance sheet with the 2019 acquisition of 21st Century Fox."

Source: *Cramer picks favorite down-and-out stock for 2023 and calls a bottom on another name* dated December 15, 2022

"[Nelson] would make it so there is more accountability per division, a la what he did with Procter or what he helped David Taylor do at Procter. He can come in and be a change agent..."

Source: *Squawk on the Street* dated November 30, 2022

"...Nelson Peltz, he's a brilliant activist investor who owns a big slug of Disney, would be a good addition to the board just like he was at Procter and Gamble. Now, at Procter, Peltz demanded accountability for each division and he got it... I'd love to see his plan for how Disney can improve itself here. Why not? Put him on the board for heaven sake... No matter what, I think it would be good to have an investor with a huge stake in the company on the board. That tends to concentrate the minds, especially when many members of this board have little stock in the company..."

Source: *Mad Money* dated November 21, 2022

"That [Disney] balance sheet is the balance sheet from hell. [It's a] horrible balance sheet, doing nothing about it, except for spending more than they have."

Source: *Jim Cramer's Investing Club November Meeting* dated November 17, 2022

yahoo! finance

Brian Sozzi (Editor-at-Large)

"[Nelson] Peltz wanted a meeting with [Bob] Iger and the Board, but Iger informed him that he couldn't do it then because he was getting ready to sail his yacht around New Zealand. So, interesting to see that with the stock price under pressure, no dividend for the retail investors... you had returning CEO Bob Iger going to chill on his yacht around the holidays. I ultimately don't think it is a very good look..."

"You would think given [Nelson] Peltz's strong track record, you would get a more engaged Disney board here...Peltz's track record has been phenomenal for as long as I've covered him, so I think Disney would be wise to at least bring him inside the boardroom and listen to what he has to say."

Source: *Yahoo! Finance Live* dated January 13, 2023

New York Magazine

Kara Swisher (Editor)

"I think Nelson Peltz is looking forward to what's coming next and I think bringing an activist like this onto [Disney's] Board could be good, to move them faster to where they need to go...So, I always think it is always good to have a board that's all not in violent agreement with you, who actually does challenge you, and Nelson Peltz has proven himself to be very good at this when he was on other boards."

"...It is still a good thing to have pressure to move faster in this environment and figure out what to do. I don't think disagreement is a problem. Again, as you know, so [Nelson Peltz] is a person who has a very good track record in that regard... So I think it is really important to have that kind of pressure on the Disney Board... I think they should have [Nelson Peltz] on the Board."

Source: *TechCheck* dated January 13, 2023

REUTERS

Svea Herbst-Bayliss and Dawn Chmielewski (Correspondents)

"...Nelson Peltz often presents himself as a partner with constructive advice for corporations and in 2019 Walt Disney Co Chief Executive Bob Iger was eager to hear his ideas. But in 2023, Iger, who came out of retirement in November to again lead the media giant after a 66% decline in quarterly profit, does not want Peltz as a Disney director. Still, the fund manager has a compelling case to push for change, with Disney's stock price down 36% over the last 52 weeks."

"[Nelson] Peltz and his colleagues mostly negotiate for changes out of the limelight and have been invited by 15 companies, including Unilever Plc and Invesco Ltd, to join the board... their CEOs later lauded the firm's collaborative efforts and insights. Mostly Peltz's medicine worked as Trian said companies where he was on the board outperformed the broader S&P 500 stock index by 9% during his tenure."

"Indeed [Nelson] Peltz may be betting the playbook he used at P&G will work at Disney too. This includes updating aging brands, simplifying bureaucracy and bringing along binders of information and data to find new ways of doing things. With Disney's stock swooning, investors are unhappy and may be ready to back Peltz in a vote..."

Source: *NEWSMAKER-Investor Peltz, corporate doctor, pushes Disney to take bitter pill* dated January 13, 2023

Charles Elson (Founding Director of University of Delaware's Weinberg Center for Corporate Governance)

UNIVERSITY OF DELAWARE
WEINBERG CENTER FOR CORPORATE GOVERNANCE
Celebrating 20 Years

Bloomberg

THE WALL STREET JOURNAL.

"Iger, given what's happened, is in a very weak position... That [Disney] board is back in the news in a very negative way. I don't think the large investors are particularly sympathetic."

Source: *Disney-Peltz Showdown Is a Throwback to the Corporate Raider Era* dated January 12, 2023

"Success and succession are fundamentally different objectives for CEOs... The problem is that boards consist of humans, and humans are subject to all sorts of biases that impair our judgment and make us behave irrationally, as Disney's proved when it renewed Mr. Chapek's contract four months before ousting him. In practice, independent directors can also behave deferentially toward CEOs... The guy who gets you lost in the woods isn't the right guy to find your way out."

Source: *Bob Iger Is Back at Disney to Fix His One Big Failure: Succession* dated December 1, 2022

Sara Eisen (Reporter)

"52-week low for Disney, which is now trading at the lowest level since March 2020, early in the pandemic. So much for all the enthusiasm around Bob Iger's return."

Source: *Closing Bell* dated December 28, 2022

"...Nelson Peltz is in this company building a stake and wants potentially to be on the board... I covered the P&G story very closely, and there are similarities with Disney and P&G... There's a [new] sheriff in town here to impose some discipline. Especially if Iger does choose to work with [Nelson] or even they add him to the board it could be a very positive thing."

Source: *Closing Bell* dated November 21, 2022

COWEN

Doug Creutz, CFA and Mei Lun Quach, CFA (Analysts)

"Iger had difficulty with succession planning, postponing his retirement four times and then retaining a key role at the company even after Bob Chapek replaced him as CEO in 2020. Also like Eisner, Iger left Disney in a state where it was destroying significant economic value due to increased capital investment against diminished profitability. While Iger left Disney on far better terms than Eisner, to a certain extent we think Chapek has been unfairly maligned as many of Disney's current issues are attributable to decisions made by Iger."

"Fox Deal Doubled Disney's Invested Capital and Was a Significant Strategic Error That Cannot Be Undone. While Disney saw many years of success under Iger, in our view, the Fox deal was more important than anything that preceded it. At $71B, Fox constituted 77% of Disney's total investment in M&A under Iger, while Pixar, Marvel, and LucasFilm combined only accounted for 17%. The deal impaired Disney's balance sheet, diluted its focus on branded family entertainment, and significantly increased the company's exposure to linear and streaming content aggregation assets that had already begun to decline in value. In our view, many of Disney's issues today stem from that deal..."

Source: *Deja Vu: Disney Long-Term Roic Analysis Suggests Mixed Record in Iger Era* Report dated December 15, 2022

"...[T]he short hook for Chapek and replacement by Iger creates significant instability around the Disney CEO role... [This] action gives at least some appearance that Iger, and not the Board, ultimately calls the shots at the company, and that Iger's willingness to fully surrender power to a successor is low."

Source: *Meet The New New Bob, Same As The Old Bob* Report dated November 21, 2022

FT FINANCIAL TIMES

Financial Times Editorial Board

"Iger, who delayed his departure four times, compounded the problem by stepping up to the chair at Disney when Chapek took over as chief executive in 2020. The flaws in this arrangement quickly became apparent: he cast a long shadow over Chapek, and clashed with him over the best way to take the company forward through the pandemic... But Iger is responsible for the shape of Disney and his reappearance does not negate the challenges it faces. It was under him that it bulked up through acquisitions to attain the strength needed for a decisive shift from traditional films and cable television to streaming entertainment."

Source: *Bob Iger's management sequel at Disney* dated November 21, 2022

[1]All registered or unregistered service marks, trademarks and trade names referred to herein are the property of their respective owners, and Trian's use herein does not imply an affiliation with or endorsement by, the owners of these service marks, trademarks and trade names.

"I was personally really happy to welcome [Nelson] on the board, and I have not been disappointed and I think neither has the rest of the board. He is constructive, he is very insightful and of course brings a lot of analytical firepower... I have a lot of respect for his points of view..."

– Nils Anderson (Chair of Unilever from 2019 – Present; December 10, 2022)

Unilever Investor Event 2022